Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258936
PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus dated April 13, 2022)

MATTERPORT, INC.

89,156,827 Shares of Class A Common Stock
and
1,707,886 Warrants to Purchase Shares of Class A Common Stock

This prospectus supplement further supplements and updates the prospectus dated April 13, 2022, relating to (i) the resale of 89,157,827 shares of Class A common stock, par value $0.0001 per share (the “common stock” or “Matterport common stock”), by the selling securityholders named in the prospectus and the resale of up to 1,707,886 of our outstanding warrants originally issued in a private placement concurrent with the initial public offering of Matterport, Inc., a Delaware corporation (f/k/a Gores Holdings VI, Inc.).

This prospectus supplement incorporates into such prospectus the information contained in the attached definitive proxy statement on Schedule 14A (the “Proxy”), which was filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2022.

Our common stock trades on The Nasdaq Global Market (the “Nasdaq”) under the ticker symbol “MTTR”. On May 26, 2022, the closing sale price of our common stock as reported by Nasdaq was $5.19 per share.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section of the prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 26, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
_____________________________________
Filed by the Registrant                                       ☒
Filed by a Party other than the Registrant          ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
Matterport, Inc.
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
i

Dear Matterport Stockholder:
I am pleased to invite you to the 2022 Annual Meeting of Stockholders (“Annual Meeting”) of Matterport, Inc., which will be held virtually on Wednesday, July 6, 2022, at 9:00 a.m. Pacific Time. Due to the ongoing COVID-19 pandemic, and to continue to protect the health and safety of our stockholders and employees and facilitate stockholder participation, this year the Annual Meeting will be a completely virtual meeting conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting https://web.lumiagm.com/216187135 and entering your password (matterport2022). The attached formal meeting notice and proxy statement contain details of the business to be conducted at the Annual Meeting. For further information on how to participate in the meeting, please see “General Information About Voting and the Annual Meeting” in the accompanying proxy statement.
We are pleased to make our 2021 Annual Report on Form 10-K for the year ended December 31, 2021 and proxy materials available to stockholders over the Internet under the U.S. Securities and Exchange Commission’s Notice and Access rules. We believe this electronic delivery option provides our stockholders with information in a more timely, cost-efficient, and environmentally conscious manner versus providing materials in paper form.
Your vote is important to us. It is very important that your shares be represented and voted at the Annual Meeting regardless of whether you plan to attend electronically. The accompanying proxy statement contains information about the matters on which you are asked to vote as well as specific instructions for voting over the telephone or via the Internet, or submitting your proxy. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. You are encouraged to read the materials carefully and vote in accordance with the recommendations of the Board of Directors.

On behalf of our Board of Directors, we would like to express our appreciation for your continued support of and interest in Matterport, Inc. We appreciate your support.

Sincerely,
R.J. Pittman
Chairman of the Board and Chief Executive Officer
Sunnyvale, California
May 26, 2022

MATTERPORT, INC.
352 East Java Drive
Sunnyvale, California 94089
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Time	Place	Date

9:00 a.m. Pacific Time	Online only via live webcast at https://web.lumiagm.com/216187135	Wednesday, July 6, 2022
Dear Stockholders:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders the (“Annual Meeting”) of Matterport, Inc. (referred to hereafter as the “Company,” “we,” “us” or “Matterport”) will be held on July 6, 2022, at 9:00 a.m. Pacific Time. You will be able to attend the virtual Annual Meeting online by visiting https://web.lumiagm.com/216187135 (password: matterport2022) and entering your virtual control number included in this Notice of Internet Availability of Proxy Materials (this “Notice”), your proxy card, or on the instructions that accompanied your proxy materials. You will be able to listen to the Annual Meeting live, submit questions and vote online during the Annual Meeting. You will not be able to attend in person. At the Annual Meeting, stockholders will consider and vote on the following matters:

MATTERS
1	To elect the Board’s Class I nominees, Peter Hébert and R.J. Pittman to the Board of Directors, to hold office for a three-year term ending at the 2025 Annual Meeting of Stockholders;
2	To ratify the selection by the Audit Committee of the Board of the Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022; and
3	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report on Form 10-K for the fiscal year ended December 31, 2021, is first being made available to the Company’s stockholders beginning on or about May 26, 2022. The proxy materials and our annual report can be accessed as of May 26, 2022 by visiting http://www.astproxyportal.com/ast//24471.
The Board of Directors has fixed May 10, 2022 as the record date (“Record Date”) for determining stockholders entitled to receive notice of and to vote at the Annual Meeting or adjournment or postponement thereof. Only stockholders of record at the close of business on May 10, 2022 are entitled to notice of and to vote at the Annual Meeting or any postponement, continuation or adjournment thereof. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten (10) calendar days prior to and through the date of the Annual Meeting for a purpose germane to the meeting by sending an email to Judi Otteson, General Counsel and Corporate Secretary, at jotteson@matterport.com, stating the purpose of the request and providing proof of ownership of Matterport stock.
The Board believes that holding the annual meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders, while reducing the costs associated with planning, holding and arranging logistics for in-person meeting proceedings and providing for the health and safety of the participants in light of the ongoing COVID-19 pandemic. This balance will allow the meeting to remain focused on matters directly relevant to the interests of stockholders in a way that recognizes the value to stockholders of an efficient use of company resources. The Board intends that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person meeting format and takes the following steps to ensure such an experience:
•providing stockholders with the ability to submit appropriate questions in advance of the Annual Meeting to ensure thoughtful responses from management and the Board;
• providing stockholders with the ability to submit appropriate questions real-time on the Annual Meeting website;
•answering as many questions as possible, submitted in accordance with the meeting rules of conduct in the time allotted for the meeting without discrimination; and

•offering separate engagement opportunities with stockholders on appropriate matters of governance or other relevant topics as outlined under the section titled “Communications with the Board of Directors” below.
Your vote is important regardless of the number of shares you own. To ensure that a quorum is present at the Annual Meeting, please vote your shares over the Internet or by telephone, or, if you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed envelope, whether or not you expect to attend the Annual Meeting. Note that, in light of possible disruptions in mail service related to the COVID-19 pandemic, we encourage stockholders to submit their proxy via the Internet or telephone. If you decide to attend the Annual Meeting, you will be able to vote electronically, even if you have previously submitted your proxy.

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to Be Held Virtually at July 6, 2022 at 9:00 a.m. PDT.
The proxy statement and annual report to stockholders
are available at http://www.astproxyportal.com/ast/24471.

By Order of the Board of Directors,
R.J. Pittman
Chairman of the Board and Chief Executive Officer
May 26, 2022
Sunnyvale, California

You are cordially invited to attend the virtual Annual Meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

v

PROXY STATEMENT SUMMARY
Background
On July 22, 2021 (the “Closing Date”), the Company consummated the previously announced merger (the “Merger”) pursuant to that certain Agreement and Plan of Merger, dated February 7, 2021 (the “Merger Agreement”), by and among the Company (at such time named Gores Holdings VI, Inc. (“Gores”)), Maker Merger Sub, Inc. (“First Merger Sub”), a direct, wholly owned subsidiary of the Company, Maker Merger Sub II, LLC (“Second Merger Sub”), a direct, wholly owned subsidiary of the Company, and the pre-Merger Matterport, Inc. (now named Matterport Operating, LLC) (“Legacy Matterport”). On July 22, 2021, we changed our name to “Matterport, Inc.” in connection with the Merger.
In this proxy statement, unless the context requires otherwise, references to “Matterport,” the “Company,” “we,” “us,” and “our,” and similar references refer to Matterport, Inc. and its wholly owned subsidiaries following the Merger and to Gores Holdings VI, Inc. prior to the Merger.
Proposals
This section summarizes and highlights certain information contained in this proxy statement, but does not contain all the information that you should consider when casting your vote. Please review the entire proxy statement as well as our annual report to stockholders for the fiscal year ended December 31, 2021 (the “Annual Report on Form 10-K”) carefully before voting.

Proposal One	Board Recommendation and Page No.
Election of two Class I Directors for a three-year term ending at the 2025 Annual Meeting of Stockholders	The Board recommends a vote “FOR” Peter Hébert and R.J. Pittman.
See “Proposal One—Election of Directors” beginning on page 7 of this proxy statement.
Directors

				Committee Membership
Name	Primary Occupation	Age*	Independent	A	C	N
R.J. Pittman**	Chair & CEO, Matterport, Inc.	52
Peter Hébert**	Managing Partner, Lux Capital	44	●	●
Michael (Gus) Gustafson	Sole member of Carve Your Destiny, LLC	55	●	●	●	●
Jason Krikorian	General Partner, DCM	50	●	●	●	●
* Ages are as of May 20, 2022 **Class I director nominee				A = Audit Committee C = Compensation Committee N = Nominating and Corporate Governance Committee
Director Highlights
One of the primary functions of our Board is to oversee management’s performance on behalf of the stockholders to ensure that the long-term interests of our stockholders are being served. It is therefore essential that the Board be composed of directors who are qualified to effectively support our growth and commercial strategy. We believe that our directors bring a well-rounded variety of experience, industry backgrounds and diversity to the Board, and represent an effective mix of skills and perspectives to meet the challenges of our commercial and strategic goals.
Corporate Governance Highlights
Matterport is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders.

Independent Oversight
•Three of the four directors are independent.
•Regular executive sessions of non-employee directors at Board meetings and committee meetings.
•100% independent Board committees.
•Active Board and Board committee oversight of the Company’s strategy and risk management.

Board Effectiveness
•Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy.
•Periodic assessment of director skills to ensure Board meets the Company’s evolving oversight needs.
•The Board oversees risk management, reviewing and advising management on significant risks facing the Company, and fostering a culture of integrity and risk awareness.
•Annual Board and committee self-evaluations.
•Ongoing director education.

Stockholder Rights	•One class of common stock with each share entitled to one vote. •No poison pill.
Good Governance Practices
•Code of Business Conduct and Ethics applicable to all of the Company’s directors, officers and employees.
•Written related party transactions policy that prohibits any officers, directors or holders of more than 5% of any class of the Company’s voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons to enter into a related-party transaction with the Company without prior consent of the audit committee or other independent members of the Board.

Our Commitment to Environmental, Social and Governance Goals
•Engaged Nasdaq ESG Advisory to conduct an assessment and review our existing policies, procedures and action with respect to ESG.
•Goal to produce first annual ESG report before our next annual meeting of stockholders.

Environmental, Social and Governance (ESG)
We are mindful of the ways in which our business practices may provide us with opportunities to act in an environmentally and socially conscious manner, and are committed to the continuous improvement of our operations, and engagement with our key stakeholders, including our employees and the communities in which we do business. We have been focused on delivering strong financial results, and we remain committed to doing so in a way that respects our key stakeholders, including our employees and the environments and communities in which we operate. For this reason we consider material environmental, social and governance (ESG) factors when making investment and operational decisions. Doing so will help our business have a positive impact on the planet, the people whose lives we touch and our bottom line.

In 2021, Matterport engaged Nasdaq ESG Advisory to conduct an assessment and review our existing policies, procedures, and actions with respect to ESG. We anticipate producing our first annual ESG report before our next annual meeting of stockholders. While we are early in our ESG journey, we believe that Matterport’s business is aligned with the underlying messages of ESG, and we expect to continue to explore, and report on, our efforts to pursue ESG opportunities as we navigate our ESG risks.

Proposal Two	Board Recommendation and Page No.
Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022
The Board recommends a vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as Matterport’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

See “Proposal Two — Ratification of Selection of Independent Registered Public Accounting Firm” beginning on page 30 of this proxy statement.

PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 AM PDT ON JULY 6, 2022
GENERAL INFORMATION AND FREQUENTLY ASKED QUESTIONS ABOUT VOTING AND THE ANNUAL MEETING
General
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Matterport, Inc. (the “Company”, “Matterport”, “we” or “us”) for use at the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 6, 2022, at 9:00 a.m. Pacific Time, and at any postponement, continuation or adjournment thereof. The Annual Meeting will be a completely virtual meeting via live webcast at https://web.lumiagm.com/216187135 (password: matterport2022), where you will be able to listen to the meeting live, submit questions, and vote online during the meeting. You will not be able to attend in person.

See “Attending the Virtual Meeting Online” below for more information.
Matterport’s Voting Securities; Record Date
Holders of record of our Class A common stock (“common stock”) at the close of business on May 10, 2022 (the “Record Date”) will be entitled to notice of, and such stockholders and holders of a valid proxy will be entitled to vote at, the Annual Meeting or any postponement, continuation or adjournment of the Annual Meeting. As of the Record Date, 281,963,059 shares of our common stock were issued and outstanding and entitled to vote at the Annual Meeting. Each share of common stock entitles the holder thereof to one vote with respect to all matters submitted to stockholders at the Annual Meeting. We have no other securities entitled to vote at the Annual Meeting.

A list of registered stockholders entitled to vote at the annual meeting will be made available for examination by any stockholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., Pacific Time, at our principal executive offices by contacting our Corporate Secretary, Judi Otteson by telephone at (408) 290-9771 or by email at jotteson@matterport.com. The list of registered stockholders entitled to vote at the annual meeting will also be available online during the annual meeting at https://web.lumiagm.com/216187135, for those stockholders attending the Annual Meeting.
Notice of Internet Availability of Proxy Materials.
As permitted by the Securities and Exchange Commission (the “SEC”) rules, Matterport is making this proxy statement and its 2021 Annual Report on Form 10-K for the year ended December 31, 2021 available to its stockholders electronically via the Internet. On or about May 26, 2022, we first mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2021 Annual Report on Form 10-K for the year ended December 31, 2021 and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2021 Annual Report on Form 10-K for the year ended December 31, 2021. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.
Printed Copies of Our Proxy Materials.
If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in those materials.
Attending the Virtual Annual Meeting
Due to the public health impact of the ongoing COVID-19 pandemic and to support the health and well-being of our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. The Annual Meeting will convene at 9:00 a.m. Pacific Time on July 6, 2022.

Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the annual meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting https://web.lumiagm.com/216187135 (password: matterport2022). To attend and participate in the Annual Meeting, you will need the control number included on your Notice of Internet Availability or your proxy card. The Annual Meeting live audio webcast will begin promptly at 9:00 am, Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:00 am, Pacific Time, and you should allow ample time for the check-in procedures.

Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.voteproxy.com website, then you may access and participate in the Annual Meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the Annual Meeting.
Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Annual Meeting.
Technical Difficulties
If you have technical difficulties accessing the Annual Meeting live audio webcast, we will have technicians ready to assist you. Please be sure to check in by 8:45 am, Pacific Time, on July 6, 2022, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live audio webcast during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page.
Questions and Answers during the Annual Meeting
As part of the Annual Meeting, we will conduct a live Q&A session during which we intend to answer as many questions as possible submitted online during or prior to the Annual Meeting that are pertinent to the Company and the meeting matters. If you are a stockholder, you may submit a question one (1) hour in advance of the Annual Meeting at
https://web.lumiagm.com/216187135 (password: matterport2022) after logging in with your control number.
Only stockholders that have accessed the Annual Meeting as a stockholder by following the procedures outlined above will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions during the Annual Meeting. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two-question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair of the Annual Meeting or the Company’s Corporate Secretary in his or her reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than as a “Guest”) by following the procedures outlined above.

Voting Your Shares
Stockholder of Record
If you are the record holder of your shares as of the Record Date, you may vote in one of four ways. Please note that you will need your virtual control number to vote. You may vote by submitting your proxy over the Internet, by telephone, or by mail or you may vote electronically during the Annual Meeting.

By Internet	By Telephone	By Mail	During the Meeting
By visiting www.voteproxy.com, 24 hours a day, 7 days a week, until 11:59 pm, Pacific Time, on July 5, 2022
You may vote your shares by calling 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions, 24 hours a day, 7 days a week, until 11:59 pm, Pacific Time, on July 5, 2022.

If you received a proxy card by mail, you may vote by completing, dating and signing the proxy card, and returning the proxy card using the instructions contained therein, which must be received prior to the Annual Meeting.
If you wish to vote your shares electronically at the Annual Meeting, you will need to visit https://web.lumiagm.com/216187135 during the Annual Meeting while the polls are open.
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted. If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the two nominees for director. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Street Name Stockholders.
If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or Notice of Internet Availability indicates that you may vote your shares through the www.voteproxy.com website, then you may vote those shares at the annual meeting with the control number indicated on that voting instruction form or Notice of Internet Availability. Otherwise, you may not vote your shares at the annual meeting unless you obtain a legal proxy from your broker, bank or other nominee.
What if I do not specify how my shares are to be voted or fail to provide timely directions to my broker, bank or other nominee?

Stockholder of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:
•“FOR” the election of each Class I director nominees named in this proxy statement; and
•“FOR” the ratification of the selection of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
In addition, if any other matters are properly brought before the Annual Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.
Street Name Stockholders. Under the rules of the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules (whether the company in reference is listed on Nasdaq, NYSE or any other U.S. exchange) may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, we believe that Proposal One is considered to be “non-routine” under NYSE rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal Two is considered to be a “routine” matter under NYSE rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal Two.

Brokers, banks, and other nominees holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker, bank or other nominee will have discretion to vote your shares on our sole routine matter (Proposal Two). Your broker, bank or other nominee will not have discretion to vote on Proposal One, which is considered non-routine, absent direction from you. In the event that your broker, bank or other nominee votes your shares on our sole routine matter, but is not able to vote your shares on the non-routine matter, then those shares will be treated as broker non-votes with respect to the non-routine proposal (Proposal One). Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your shares are counted on each of the proposals.
What are the proposals?
There are two matters scheduled for a vote:
(1)Election of two directors (Proposal One); and
(2)Ratification of selection by the Audit Committee of the Board of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2022 (Proposal Two).
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
What are the recommendations of the Board?
At the Annual Meeting, our stockholders will be asked to vote on the proposals set forth below. The Board recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or over the Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations as follows:

“FOR” the election of Peter Hébert and R.J. Pittman as Class I directors;
“FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm;
In the discretion of the persons appointed as proxies, on any other items that may properly come before the Annual Meeting.
How do I revoke my proxy or change my vote?
Voting over the Internet or by telephone or execution of a proxy will not in any way affect a stockholder’s right to attend the Annual Meeting and vote electronically. A proxy may be revoked before it is used to cast a vote at the Annual Meeting. If you are a stockholder of record, you can revoke a proxy by doing one of the following:
•delivering a written notice of revocation to our Corporate Secretary;
•grant a subsequent proxy by telephone or through the internet (subject to the applicable deadlines for each method as set forth above);
•duly executing a later-dated proxy card relating to the same shares and delivering it to our Corporate Secretary before the taking of the vote; or
•attending the Annual Meeting and voting electronically (although your attendance at the Annual Meeting will not, by itself, automatically revoke your proxy).
Your most current proxy card or telephone or internet proxy is the one that will be counted. Any written notice of revocation or subsequent proxy should be sent to us at the following address: Matterport, Inc., 352 East Java Drive, Sunnyvale, California, 94089, Attention: Judi Otteson, Corporate Secretary, or by email at: jotteson@matterport.com.

If the shares you own are held in street name, you will need to follow the directions provided to you by your bank or brokerage firm to change your vote.
What are the quorum requirements and how many votes are required?
The presence electronically or representation by proxy of a majority in voting power of the shares of common stock of the Company and entitled to vote at the Annual Meeting is necessary to establish a quorum. Abstentions and broker non-votes are included in the shares present or represented at the Annual Meeting for purposes of determining whether a quorum is present. If a quorum is not present, the chair of the Annual Meeting may adjourn the meeting until a quorum is obtained.
The table below sets forth the vote required for the approval of each proposal before the Annual Meeting, and the effect of abstentions and broker non-votes.

Proposal	Votes Required	Effect of Votes Withheld/ Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	“FOR” votes from a plurality of shares present virtually or represented by proxy and entitled to vote on the matter. This means that the two nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.	Votes withheld, abstentions and broker non-votes will have no effect.
Proposal 2(1): Ratification of Selection of Independent Registered Public Accounting Firm	”FOR” votes from the holders of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter.	Abstentions will have no effect. Broker non-votes are not applicable (1).
_______________
(1)This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent, if subject to NYSE rules, has discretionary authority under NYSE rules to vote your shares on this proposal.
The votes will be counted, tabulated and certified by a representative of American Stock Transfer & Trust Company LLC (“AST”), the Company’s inspector of election for the Annual Meeting. We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC shortly after the Annual Meeting.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Requirements for stockholder proposals to be brought before an annual meeting.

Our amended and restated bylaws (“Bylaws”) provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Corporate Secretary at Matterport, Inc., 352 East Java Drive, Sunnyvale, California 94089. To be timely for the 2023 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between March 8, 2023 and April 7, 2023; provided, that if the date of that annual meeting of stockholders is more than 30 days prior to or more than 60 days after the anniversary of the immediately preceding year’s annual meeting, we must receive the required notice no earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later than the 90th day prior to such meeting date, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Corporate Secretary must also set forth the information required by our Bylaws, which are filed as an exhibit to our Annual Report on Form 10-K (as the same may be amended from time to time).

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2023 Annual Meeting of Stockholders must be received by us not later than January 24, 2023 in order to be considered for inclusion in our proxy materials for that meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 7, 2023.

PROPOSAL ONE — ELECTION OF DIRECTORS

The Board of Directors (the “Board”) of Matterport, Inc. currently consists of four (4) directors. As described in our Second Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), our Board is divided into three (3) classes: Class I, Class II and Class III. Each class has a three-year term. The term of our Class I directors expires at this Annual Meeting, the term of our Class II directors expires at the 2023 annual meeting of stockholders and the term of our Class III directors expires at the 2024 annual meeting of stockholders. A director elected by our Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
Our Board, based on the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”), proposes that Messrs. Pitman and Hébert be elected at the Annual Meeting, each of whom will hold office until the 2025 Annual Meeting of Stockholders or until his respective successor is elected and qualified. Each of Messrs. Pitman and Hébert currently serve on the Board and has consented to being named in this proxy statement and to serve if elected. Biographical information about each of the nominees and a discussion of the qualifications, attributes and skills of each nominee is contained below. We do not maintain a formal policy regarding director attendance at the annual meeting; however, it is expected that directors will attend.
The following table describes the schedule for the election of our directors over the next three annual meetings and the terms our directors will serve if elected.

Meeting	Class of Directors Standing for Election	Term
2023 Annual Meeting	Class II	Three-year term expiring at 2026 Annual Meeting
2024 Annual Meeting	Class III	Three-year term expiring at 2027 Annual Meeting
2025 Annual Meeting	Class I	Three-year term expiring at 2028 Annual Meeting
The Board has nominated Peter Hébert and R.J. Pittman as Class I director nominees for election at the Annual Meeting. Peter Hébert and R.J. Pittman currently serve on our Board and have indicated their willingness to continue to serve if elected. However, if any director nominee should be unable to serve, or for good cause will not serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce its size. Our Board has no reason to believe that any of the nominees will be unable to serve if elected.
Board Recommendation

Our Board unanimously recommends that you vote “FOR” the election of each of Peter Hébert and R.J. Pittman as Class I directors.
If you return a duly executed proxy card without specifying how your shares are to be voted, the persons named in the proxy card will vote to elect Peter Hébert and R.J. Pittman as Class I directors.
Our Board of Directors
The biographies of each of our current directors, including our Class I director nominees, are included below. Each of the biographies highlights specific experience, qualifications, attributes and skills that led us to conclude that such person should serve as a director. We believe that, as a whole, our Board exemplifies the highest standards of personal and professional integrity and the requisite skills and characteristics, leadership traits, work ethic and independence to provide effective oversight. No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director and any other person pursuant to which such person was selected as a director or nominee.

The following is a brief biography, as well as ages as of May 20, 2022, of each nominee and each director whose term will continue after this Annual Meeting.
Class I director nominees to be elected at this Annual Meeting (subsequent term to expire in 2025)

Chief Executive Officer and Chairman of the Board Director Since: 2021 Age: 52 Committee Membership: •None
R.J. PITTMAN
Mr. Pittman serves as Chief Executive Officer of Matterport and as a Class I member and Chairman of the Matterport board. Mr. Pittman has served as Chief Executive Officer of Matterport and as a member of its board of directors since July 2021, and previously served as Chief Executive Officer and as a member of the board of directors of Legacy Matterport since December 2018. Over the past 25 years, Mr. Pittman has held senior leadership positions at eBay, Apple and Google, creating industry-changing Internet software companies and transformational products to accelerate the revolution of the digital economy. Prior to joining Matterport, Mr. Pittman was the Chief Product Officer at eBay from 2013 to July 2018. He led the global brand for one of the most recognized companies in the world as the driving force behind the look, feel, and functionality of the eBay marketplace. Mr. Pittman also served as a co-founder and Chief Executive Officer of several startups, including Groxis, the advanced search engine technology company that created the industry’s first graphical information interface used by hundreds of prominent content services, including Google, Yahoo, and Amazon from 2001 to April 2006. Mr. Pittman has served on the Board of Directors of Jyve Corporation, a business optimization platform and talent marketplace, since 2018. Mr. Pittman holds a B.S. in Computer Engineering from the University of Michigan and an M.S. in Engineering- Economic Systems from Stanford University.
Skills and Qualifications: We believe that Mr. Pittman is qualified to serve on the Matterport Board because he has the long-term vision for Matterport and due to his operational and historical expertise gained from serving as Matterport’s Chief Executive Officer since December 2018.

Director Since: 2021 Age: 44 Committee Membership: •Audit
PETER HÉBERT
Mr. Hébert serves as a Class I member of the Matterport board. Mr. Hébert has served on Matterport’s board of directors since July 2021, and previously served as a member of the board of directors of Legacy Matterport since February 2013. Mr. Hébert is the co-founder of Lux Capital, for which he has served as the Managing Partner since 2000. Mr. Hébert leads Lux Capital’s active investments in Avail, Bright Machines, Flex Logix, Ingenuity Brands, Lux Health Tech Acquisition Corp. (Nasdaq: LUXA), Matterport, Mendaera, Ripcord and Thematic Capital, Inc. In 2003, he led the spin-off of Lux Research, and as its founding Chief Executive Officer, helped build Lux Research into a leading emerging- technology research firm. Mr. Hébert began his career at Lehman Brothers, where he worked in the firm’s top-ranked Equity Research group. He was a Chancellor’s Scholar and graduated cum laude from Syracuse University’s Newhouse School.
Skills and Qualifications: We believe Mr. Hébert is qualified to serve on the Matterport Board based on his extensive experience investing in and supporting the growth of technology companies.

Class II directors (terms to expire in 2023)

Director Since: 2021 Age: 50 Committee Memberships: •Audit •Compensation •Nominating and Corporate Governance
JASON KRIKORIAN
Mr. Krikorian serves as a Class II member of the Matterport board. Mr. Krikorian has served on Matterport’s board of directors since July 2021, and previously served as a member of the board of directors of Legacy Matterport since June 2014. Mr. Krikorian has served as a General Partner of DCM, an international venture capital firm, since 2010 and is the co-founder of Sling Media, the DCM-backed pioneering digital media company that created Slingbox. Prior to Sling Media, Mr. Krikorian was a Partner at id8 Group where he advised leading global technology companies on digital media product strategy. He began his career at BCG where he advised Fortune 500 clients in the retail, automotive and utilities sectors. Mr. Krikorian leads DCM’s active investments in Augmedix, Brigit, FloSports, FuboTV, Life360, PLAYSTUDIOS, Shift, SigFig, Siren, and UJET, among others. Mr. Krikorian holds a B.A. in Psychology from the University of California, Berkeley and an M.B.A. and J.D. from the University of Virginia.
Skills and Qualifications: We believe Mr. Krikorian is qualified to serve on the Matterport Board based on his extensive experience investing in and supporting the growth of technology companies.

Class III directors (terms to expire in 2024)

Director Since: 2021 Age: 55 Committee Memberships: •Audit •Compensation •Nominating and Corporate Governance
MIKE (GUS) GUSTAFSON
Mr. Gustafson serves as a Class III member of the Matterport board. Mr. Gustafson has served on Matterport’s board of directors since July 2021, and previously served as a member of the board of directors of Legacy Matterport since January 2018. Mr. Gustafson has served as executive chairman and a member of the board of directors of Druva, Inc. since April 2016. He is also the sole member of Carve Your Destiny, LLC, a consulting company, and serves as a member of the board of directors of PDF Solutions (Nasdaq: PDFS), Indico Data, Reltio Inc., and Pavilion Data Systems. Mr. Gustafson was previously the Chief Executive Officer and Chairman of Virident Systems from September 2012 to October 2013 and the Chief Executive Officer and member of the board of directors of BlueArc Corporation from June 2004 to September 2011. In addition, he has served as Senior Vice President at Western Digital Corporation, Senior Vice President and General Manager of File & Content Business at Hitachi Data Systems, Senior Vice President of Sales, Marketing and Services at McDATA Corporation, and various executive roles with International Business Machines Corporation early in his career. Mr. Gustafson also serves as a member of the Board of Trustees of the NorCal MS Society. Mr. Gustafson is a graduate of Washington University in St. Louis-John M. Olin School of Business.
Skills and Qualifications: We believe Mr. Gustafson is qualified to serve on the Matterport Board based on his extensive experience investing in and supporting the growth of technology companies.

CORPORATE GOVERNANCE
Corporate Governance Highlights
Matterport is committed to good governance practices that protect and promote the long-term value of the Company for its stockholders. The Board regularly reviews our governance practices to ensure they reflect the evolving governance landscape and appropriately support and serve the best interests of the Company and its stockholders.

Independent Oversight
•Three of the four directors are independent.
•Regular executive sessions of non-employee directors at Board meetings and committee meetings.
•100% independent Board committees.
•Active Board and Board committee oversight of the Company’s strategy and risk management.

Board Effectiveness
•Directors possess deep and diverse set of skills and expertise relevant to oversight of our business operations and strategy.
•Periodic assessment of director skills to ensure Board meets the Company’s evolving oversight needs.
•The Board oversees risk management, reviewing and advising management on significant risks facing the Company, and fostering a culture of integrity and risk awareness.
•Annual Board and committee self-evaluations.
•Ongoing director education

Stockholder Rights	•One class of common stock with each share entitled to one vote. •No poison pill.
Good Governance Practices
•Code of Business Conduct and Ethics applicable to all of the Company’s directors, officers and employees.
•Written related party transactions policy that prohibits any officers, directors or holders of more than 5% of any class of the Company’s voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons to enter into a related-party transaction with the Company without prior consent of the audit committee or other independent members of the Board.

Our Commitment to Environmental, Social and Governance Goals
•Engaged Nasdaq ESG Advisory to conduct an assessment and review our existing policies, procedures and actions with respect to ESG.
•Goal to produce first annual ESG report before our next annual meeting of stockholders.

Director Independence
Our Board has determined that all of our non-employee directors, who are listed below, meet the applicable criteria for independence established by The Nasdaq Stock Market LLC (“Nasdaq”). R.J. Pittman does not qualify as independent under the Nasdaq listing rules due to his employment as our Chief Executive Officer.

Independent Directors
•Peter Hébert
•Mike Gustafson
•Jason Krikorian
In arriving at the foregoing independence determinations, the Board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and any relationships they have with us and our management. The Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board does not have a policy requiring the positions of the Chairman of the Board and Chief Executive Officer to be separate or held by the same individual. The Board believes that this determination should be based on circumstances existing from time to time, based on criteria that are in our best interests and the best interests of our stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by us or the industry in which we operate and governance efficiency. Our Board designated Mr. Pittman as Chairman of the board because it believes that Mr. Pittman’s strategic vision for the business, his in-depth knowledge of Matterport’s operations, and his experience serving as the Chief Executive Officer of Matterport make him well qualified to serve as both Chairman of the Board and Chief Executive Officer.
Board Meetings and Attendance
Board members are expected to prepare for, attend and participate in all meetings of the Board and committees on which they serve. Our Board held seven meetings in 2021. During 2021, each director attended 100% of the aggregate of the total number of the Board meetings and committee meetings on which they then served, other than Mr. Krikorian, who was unable to attend one Audit Committee meeting. We do not maintain a formal policy regarding director attendance at the annual meeting; however, it is expected that directors will attend all applicable meetings.
Executive Sessions of Independent Directors
The Board holds executive sessions of its independent directors no less than four times per year.
Director Orientation and Continuing Education
The Board views orientation and continuing education as vital tools for building an effective Board. We provide all new directors with orientation sessions regarding the Board and the Company’s operations. The orientation consists of presentations by members of senior management on the Company’s strategic plans, financial statements and key issues, policies and practices. We also periodically provide materials, updates and presentations, including in regular Board and committee meetings, to all directors on issues and subjects that assist them in fulfilling their responsibilities, such as key industry developments and the competitive landscape. In addition, the Company intends to pay for certain expenses for any director who wishes to attend seminars, conferences and other continuing education programs designed for directors of public companies.
Selection and Nomination of Directors
The Nominating Committee is responsible for determining the appropriate characteristics, skills, and experience for the Board as a whole and for its individual members. The Board believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics and the ability to read and understand basic financial statements. In considering candidates for Board membership, the Board considers additional criteria, including relevant expertise, sufficient time to devote to our affairs; excellence in their field, the ability to exercise sound judgment; a commitment to represent the long-term interests of our stockholders, and other factors that it deems appropriate to maintain a balance of knowledge, experience, and capability on the Board in the context of the needs of the Board and the Company.
Each year, the Nominating Committee assesses the directors to be nominated for election by stockholders at the annual meeting. To ensure that the Board evolves in a manner that serves the business and strategic needs of the Company, before recommending for nomination a slate of incumbent directors for an additional term, the Nominating Committee will evaluate whether incumbent directors possess the requisite skills and perspective, both individually and collectively. In addition, the Board will review those directors’ overall service to Matterport during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence.

The Nominating Committee is primarily responsible for searching for qualified director candidates for election to the Board and filling vacancies on the Board. To facilitate the search process, the Nominating Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest and determines if candidates meet the qualifications desired by the Nominating Committee for candidates for election as a director.
Corporate Governance Documents
We believe that good corporate governance is important to ensure that Matterport is managed for the long-term benefit of our stockholders. Our Nominating Committee will periodically review and reassess our Corporate Governance Guidelines, other governance documents and overall governance structure. Complete copies of our Corporate Governance Guidelines and committee charters are available on the “Corporate Governance” section of our website at https://investors.matterport.com/corporate-governance. The reference to the Company’s website address in this Proxy Statement does not include or incorporate by reference the information on the Company’s website into this Proxy Statement.
Code of Conduct
The Board has adopted a written Code of Business Conduct and Ethics (the “Code of Conduct”), which applies to all of our directors, officers and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Conduct is available in the “Corporate Governance” section of our website. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq listing rules concerning any amendments to, or waivers from, any provision of our Code of Conduct.
Information Regarding Committees of the Board of Directors
Our Board has established three standing committees — the Audit Committee, the Compensation Committee, and the Nominating Committee — each of which operates under a charter that has been approved by our Board. Current copies of the Audit Committee, Compensation Committee, and Nominating Committee charters are posted on the “Corporate Governance” section of our website. Members serve on these committees until their resignation or until otherwise determined by the Board. The Board may establish other committees as it deems necessary or appropriate from time to time. The Audit Committee held five meetings in 2021 and the Compensation Committee held two meetings in 2021. Due to the timing of the closing of the Merger, the Nominating Committee did not have any meetings in 2021.
Our Board has determined that all of the members of each of its committees are independent as defined under applicable Nasdaq listing rules. In addition, all members of the Audit Committee meet the heightened independence requirements contemplated by Rule 10A-3 under the Exchange Act, and all members of the Compensation Committee satisfy the heightened independence requirements of the Nasdaq listing rules specific to the independence of compensation committee members.

Committee Membership
Name	Audit	Compensation	Nominating and Corporate Governance

Peter Hébert	●+
Jason Krikorian	●+	●	●
Mike Gustafson	●+	●	●

● = Member
+ = Financial Expert

Audit Committee Current Committee Members: Peter Hébert Jason Krikorian Mike Gustafson
Primary Responsibilities Include:
•Selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;
•Helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;
•Reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, the Company’s interim and year-end operating results;
•Reviewing the Company’s financial statements and critical accounting policies and estimates;
•Reviewing the adequacy and effectiveness of the Company’s internal controls;
•Developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls, or audit matters;
•Overseeing the Company’s policies on risk assessment and risk management;
•Overseeing compliance with the Company’s code of business conduct and ethics;
•Reviewing related party transactions; and
•Approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.
Financial Expertise and Independence
All members of the Audit Committee meet the independence standards of the Nasdaq and the SEC, as well as the financial literacy requirements of Nasdaq. The Board has determined that each of Messrs. Hébert, Krikorian and Gustafson qualify as an “audit committee financial expert” as defined by SEC rules.
Audit Committee Report
The Report of the Audit Committee is set forth beginning on page 31 of this proxy statement.

Nominating and Corporate Governance Committee Current Committee Members: Jason Krikorian Mike Gustafson
Primary Responsibilities Include:
•Assisting in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on our Board and, if it deems it appropriate, establishing procedures for stockholders to follow in submitting recommendations for candidates for the Board;
•Identifying, evaluating and selecting, or making recommendations to the Board regarding nominees for election to the board of directors and its committees;
•Considering and making recommendations to the Board regarding the composition of the board of directors and its committees;
•Developing and making recommendations to the Board regarding corporate governance guidelines and matters;
•Overseeing the Company’s corporate governance practices;
•Overseeing the evaluation and the performance of the Board and individual directors; and
•Contribute to succession planning.
Independence
The Nominating and Corporate Governance Committee is composed entirely of directors who are independent under the Nasdaq and SEC rules and regulations.

Compensation Committee Current Committee Members: Jason Krikorian Mike Gustafson
Primary Responsibilities Include:
•Evaluating the performance of our Chief Executive Officer in light of any goals and objectives of the Company’s executive compensation plans, and, based on such evaluation, determining and approving, or making recommendations to the Board regarding the Chief Executive Officer’s compensation level;
•Reviewing, approving and determining, or making recommendations to the board of Company regarding, the compensation of the Company’s executive officers, including the Chief Executive Officer;
•Making recommendations regarding non-employee director compensation to the Company’s full board of directors;
•Administering the Company’s equity compensation plans and agreements with the Company executive officers;
•Reviewing, approving and administering incentive compensation and equity compensation plans; and
•Reviewing and approving the Company’s overall compensation philosophy.
The Compensation Committee is composed entirely of directors who are independent under the Nasdaq and SEC rules and regulations.

The Board’s Role in Risk Oversight
The Board recognizes that the achievement of our strategic and commercial objectives involves taking risks and that those risks may evolve over time. The Board has oversight responsibility for Matterport’s risk management function, which is designed to identify, assess and monitor fundamental financial and business risks across the Company’s operations and consider ways to address and mitigate those risks. Consistent with this approach, one of the Board’s primary responsibilities includes reviewing assessments of, and advising management with respect to, significant risks and issues facing the Company, including risks related to the ongoing COVID-19 pandemic.
In addition, the Board has tasked designated committees of the Board to assist with the oversight of certain categories of risk management, and the committees report to the Board regularly on these matters.
•The Audit Committee reviews and discusses guidelines and policies governing the process by which senior management assesses and manages the Company’s exposure to risk, as well as the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;
•The Compensation Committee, in approving and evaluating the Company’s executive compensation plans, policies and programs, takes into account the degree of risk to the Company that such plans, policies and programs may create and reviews and discusses, at least annually, the relationship between risk management policies and practices, corporate strategy and the Company’s compensation arrangements; and
•The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, as well as our overall corporate governance structure.
Our Board does not believe that its role in the oversight of our risks affects the Board’s leadership structure.
Stockholder Communications
The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors, as appropriate. Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year, the Nominating Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to the Company’s website.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Corporate Secretary and Chairman of the Board consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors, c/o Corporate Secretary, Matterport, Inc., 352 East Java Drive, Sunnyvale, California 94089, or by email at: jotteson@matterport.com.
Prohibition on Hedging, Pledging, and Short Sales

Under the terms of our insider trading policy, our officers and directors are prohibited from short-selling our securities and are prohibited from holding our securities in a margin account. In addition, none of our directors or officers may pledge our securities as collateral for a loan, or buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, at any time, without the approval of the Audit Committee.
Our Executive Officers
The following table sets forth the names and positions of our current executive officers, as well as ages as of May 20, 2022:

Name	Age	Position
R.J. Pittman*	52	Chief Executive Officer and Chairman of the Board
James D. Fay	49	Chief Financial Officer
Peter Presunka	64	Chief Accounting Officer
Jay Remley	52	Chief Revenue Officer
Japjit Tulsi	46	Chief Technology Officer
*Mr. Pittman is a member of our Board. See “Proposal One — Election of Directors” for biographical and additional information about Mr. Pittman.
R.J. Pittman. Mr. Pittman serves as Chief Executive Officer of Matterport and as a Class I member and Chairman of the Matterport board. Mr. Pittman has served as Chief Executive Officer of Matterport and as a member of its board of directors since July 2021, and previously served as Chief Executive Officer and as a member of the board of directors of Legacy Matterport since December 2018. Over the past 25 years, Mr. Pittman has held senior leadership positions at eBay, Apple and Google, creating industry-changing Internet software companies and transformational products to accelerate the revolution of the digital economy. Prior to joining Matterport, Mr. Pittman was the Chief Product Officer at eBay from 2013 to July 2018. He led the global brand for one of the most recognized companies in the world as the driving force behind the look, feel, and functionality of the eBay marketplace. Mr. Pittman also served as a co-founder and Chief Executive Officer of several startups, including Groxis, the advanced search engine technology company that created the industry’s first graphical information interface used by hundreds of prominent content services, including Google, Yahoo, and Amazon from 2001 to April 2006. Mr. Pittman has served on the Board of Directors of Jyve Corporation, a business optimization platform and talent marketplace, since 2018. Mr. Pittman holds a B.S. in Computer Engineering from the University of Michigan and an M.S. in Engineering-Economic Systems from Stanford University. We believe that Mr. Pittman is qualified to serve on the board of the Company because he has the long-term vision for Matterport and due to his operational and historical expertise gained from serving as Legacy Matterport’s Chief Executive Officer since December 2018.
James D. Fay. Mr. Fay serves as Chief Financial Officer of Matterport. Mr. Fay has served as Matterport’s Chief Financial Officer since July 2021 and served as the Chief Accounting Officer from October 2021 until December 2021, and Mr. Fay previously served as Chief Financial Officer of Legacy Matterport since September 2017. Mr. Fay has more than 20 years of experience as a globally-focused senior executive, lawyer and advisor for venture-backed and public technology companies and is responsible for Matterport’s financial management and strategy, as well as legal and information technology matters. Prior to joining Matterport, Mr. Fay served as the Chief Financial Officer of View from September 2013 to September 2017, where he was responsible for managing financial, legal, human resources and other operations matters. Mr. Fay also served as Chief Financial Officer and General Counsel of NeoPhotonics Corporation from January 2009 to September 2013. Mr. Fay served as a strategic advisor to Sierra Instruments from March 2016 to May 2019 and as an advisory board member of Top Time Corp. from September 2006 to February 2018. Mr. Fay holds a B.A. in International Business and a B.A. in French Language from North Central College, and a J.D. from Harvard Law School.
Jay Remley. Mr. Remley serves as Chief Revenue Officer of Matterport. Mr. Remley has served as Matterport’s Chief Revenue Officer since July 2021, and previously served as Chief Revenue Officer of Legacy Matterport since July 2019. Mr. Remley has more than 20 years of business development, sales and operations experience. He has built and led global go-to-market teams from startups to Fortune 100 companies. Mr. Remley served as the Chief Revenue Officer of PredictSpring Inc. from January 2018 to October 2018 and prior to that spent nearly eight years at Google LLC in various executive roles, including the Global Director for Google Cloud, where he lead regional and global business teams across Google Commerce and Google Cloud, and served as Global Director of Google Maps. Prior to Google, Jay served as the Vice President of Product Management and Business Development at Seagate Technology, from September 2008 to June 2010, where he led global sales operations before establishing and building the Seagate SaaS business. Mr. Remley has served as the Chairman of the Board of Directors of the Lupus Foundation of Northern California since 2007 and serves as an executive advisor to AMPEL BioSolutions, LLC and DxTerity. Mr. Remley holds a B.S. in Aviation from San Jose State University and an M.B.A. in Operations Management Information Systems from Santa Clara University.
Japjit Tulsi. Mr. Tulsi serves as Chief Technology Officer of Matterport. Mr. Tulsi has served as Matterport’s Chief Technology Officer since July 2021, and previously served as Chief Technology Officer of Legacy Matterport since January 2020. Mr. Tulsi oversees Matterport’s engineering and product team and sets the technical vision for Matterport. Prior to joining Matterport, Mr. Tulsi served as the Chief Technology Officer of Carta from July 2018 to January 2020, where he led technological innovations for private company investors, founders and employees to manage their equity and ownership. Mr. Tulsi also served as the Vice President of Engineering of eBay Inc. from January 2015 to June 2018, where he led engineering for new product technology and development, including eBay’s AI-powered shopping assistant, ShopBot. Prior to that, he held executive leadership positions at Microsoft - Product Ads and Google-Google Analytics and YouTube long form media. Mr. Tulsi has served on the Board of Directors of Grassroots Ecology since 2019 and previously served on the Board of Directors of Acterra from April 2014 to June 2019. Mr. Tulsi holds a Bachelor’s Degree from Panjab University.
Peter Presunka. Mr. Presunka serves as Chief Accounting Officer of Matterport. Mr. Presunka has served in this position since December 2021. Prior to serving as Chief Accounting Officer of Matterport, Mr. Presunka worked as a Contractor and Director of Technical Accounting Services at SOAProjects, Inc. since 2018. Before entering this role, Mr. Presunka served as a Commercial LED Controller for Lumileds LLC from January 2016 and as a Corporate Controller at NEXTracker from August 2015 to December 2016. Mr. Presunka also served as a Corporate Controller for Nanometrics from 2008 to 2011. Mr. Presunka holds a B.S. in Engineering Physics from McMaster University, an M.B.A. in Finance from McMaster University and a Masters in Accounting Taxation from San Jose State University.

EXECUTIVE COMPENSATION
The following is a discussion of the material components of the executive compensation program for our named executive officers. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis Section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. Throughout this section, unless otherwise noted, “the Company,” “we,” “us,” “our” and similar terms refer to Legacy Matterport prior to the Merger, and to Matterport, Inc. following the Merger.
We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. In 2021, our “named executive officers” and their positions were as follows:
•R.J. Pittman, our Chief Executive Officer;
•James D. Fay, our Chief Financial Officer;
•Jay Remley, our Chief Revenue Officer; and
•Japjit Tulsi, our Chief Technology Officer.
2021 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the fiscal years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Options Awards ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
R.J. Pittman	2021	390,000	—	—	157,368,502	163,691	—	157,922,193
Chief Executive Officer	2020	375,000	—	—	—	152,859	—	527,859
James D. Fay	2021	368,000	—	—	67,887,128	198,869	—	68,453,997
Chief Financial Officer	2020	360,500	—	248,750	—	162,356	4,807	776,413
Jay Remley	2021	292,500	—	—	41,768,989	303,068	—	42,364,557
Chief Revenue Officer
Japjit Tulsi	2021	282,500	50,000	—	36,459,347	119,683	—	36,911,530
Chief Technology Officer	2020	254,506	50,000	756,000	—	87,429	—	1,147,935
(1) Amount represents the remaining 50% of Mr. Tulsi’s sign-on bonus that was paid to him in January 2021 pursuant to his employment offer letter with us.
(2) Amounts represent the aggregate grant date fair value of restricted stock units (“RSUs”) granted to our named executive officers in 2021, computed in accordance with ASC Topic 718. Amounts also represent the grant date fair value, computed in accordance with ASC Topic 718, of certain earn-out shares that the named executive officers became eligible to receive upon the closing of the Merger in 2021 in respect of their Legacy Matterport equity awards if a triggering event (as discussed below) occurred within a certain period of time following the consummation of the Merger, subject to the applicable executive’s continued service through the time of such triggering event. The terms and conditions applicable to the earn-out shares are described below under “—Narrative to Summary Compensation Table —Compensation in Connection with the Merger.” We have determined that the contingent obligation to issue the earn-out shares to service providers (including our named executive officers) who were holders of outstanding equity awards of Legacy Matterport as of the consummation of the Merger falls within the scope of ASC Topic 718 for stock-based compensation transactions, because the equity award holders were required to continue providing services until the occurrence of the applicable triggering event. Assumptions used to calculate the foregoing amounts are included in Item 8 Note 14 included in our Form 10-K filed on March 18, 2022.
(3) Amounts represent bonuses earned under our annual bonus plan for 2021. For additional information on these amounts, see “—Narrative to Summary Compensation Table – 2021 Bonuses” below.
Narrative to the Summary Compensation Table
2021 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. In April 2021, Mr. Pittman’s base salary was increased from $375,000 to $395,000, Mr. Fay’s base salary was increased from $360,500 to $370,500, Mr. Remley’s base salary was increased from $285,000 to $295,000, and Mr. Tulsi’s base salary was increased from $275,000 to $285,000.
Our Board and Compensation Committee may adjust the base salaries of our named executive officers from time to time in their discretion.

2021 Bonuses
We maintained an annual performance-based cash bonus program for 2021 in which each of our named executive officers participated. Bonus payments under the 2021 bonus program were determined based on achievement of certain corporate and individual performance goals approved by our Board, subject to the recipient’s continued employment through the payment date. Each named executive officer’s target bonus under the 2021 bonus program was expressed as a percentage of base salary, as follows: Mr. Pittman: 30%; Mr. Fay: 35%; Mr. Remley: 100%; and Mr. Tulsi: 30%.
Under our 2021 bonus program, named executive officers were eligible to earn up to 50% of their respective target bonuses on a quarterly basis (i.e., 12.5% per quarter) based on the attainment of quarterly Company revenue, business unit performance and operational efficiency performance goals (weighted at one-third each), with any earned bonus paid following the end of the applicable calendar quarter. Named executive officers were eligible to earn the remaining 50% of their respective target bonuses on an annual basis based on the attainment of annual Company revenue, business unit performance and operational efficiency performance goals (weighted at one-third each) and the attainment of individual performance metrics, with any such earned bonus paid following the end of calendar year 2021. The actual aggregate bonuses paid to our named executives under our 2021 bonus program, as determined by our Compensation Committee based on the level at which the applicable corporate and individual performance goals were attained, are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
Our Board and Compensation Committee may adjust the target bonus opportunities of our named executive officers from time to time in their discretion.
2021 Equity Compensation
Prior to 2021, we historically granted stock options to our named executive officers under our Amended and Restated 2011 Stock Incentive Plan. In connection with the closing of the Merger, we adopted our 2021 Incentive Award Plan (the “2021 Plan”) and Employee Stock Purchase Plan, and granted restricted stock units (“RSUs”) to our named executive officers under the 2021 Plan. We grant equity awards to our named executive officers in order to attract and retain them, as well as to align their interests with the interests of our stockholders.
In October 2021, we granted Mr. Pittman an award of 7,471,228 RSUs, Mr. Fay an award of 3,481,034 RSUs, Mr. Remley an award of 2,088,621 RSUs and Mr. Tulsi an award of 1,740,517 RSUs, in each case, under the 2021 Plan. Each RSU represents the right to receive one share of our Class A common stock upon vesting. Each award vests as to 1/16th of the underlying RSUs on each quarterly anniversary of July 15, 2021, subject to the applicable executive’s continued service through the applicable vesting date. Under each award, if we undergo a change in control and the applicable executive’s employment is terminated by us or a successor entity without “cause” (as defined in the applicable award agreement) or such executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions, in either case, within 12 months following such change in control, then the award shall vest as to the number of RSUs that would have otherwise vested over the 12 months following such executive’s date of termination.

Compensation in Connection with the Merger

Pursuant to the terms of the Merger Agreement, upon the closing of the Merger, each holder of outstanding Legacy Matterport equity awards immediately before the consummation of the Merger, including our named executive officers, became entitled to receive their respective pro rata shares of up to 23,460,000 additional shares of our Class A common stock (the “Earn-out Shares”), subject to the holder’s continued employment or service through the applicable triggering events described below. The earn-out shares were comprised of six equal tranches, which became earned and issuable during the period beginning on the 180th day following the closing of the Merger and ending on the fifth anniversary of such date if (i) the common share price (as defined below) exceeded $13.00, $15.50, $18.00, $20.50, $23.00, and $25.50, or (ii) we consummated a change in control transaction that resulted in the holders of the Company common stock receiving a per share price equal to or in excess of the price targets above. The “common share price” means the share price equal to the volume weighted average price of the Company’s Class A common stock for a period of at least 10 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination. The values of the maximum earn-out shares that each named executive officer was eligible to earn in respect of outstanding Legacy Matterport equity awards held at the time of the Merger are included above in the Summary Compensation Table in the column entitled “Stock Awards” and below in the Outstanding Equity Awards at Fiscal Year-End table. In January 2022, all triggering events occurred, and all earn-out shares (less applicable withholding taxes) were issued on February 1, 2022 to all eligible recipients.
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, we made discretionary matching contributions in respect of certain contributions made by participants in the 401(k) plan (up to a specified percentage of the employee contributions), and any such matching contributions become fully vested after an employee has provided two years of service. We did not make any matching contributions under the 401(k) plan in 2021. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance
We believe the perquisites described above are appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our Company.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2021:

				Option Awards				Stock Awards
Name	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
R.J. Pittman	03/21/2019	12/3/2018	(2) (3)(5)	11,526,565	—	0.66	3/21/2029	—	—	—	—
	03/21/2019	—	(4)	866,597	—	0.66	3/21/2029	—	—	—	—
	03/21/2019	12/3/2018	(2)(5)	454,329	151,444	0.66	3/21/2029	—	—	—	—
	07/22/2021	07/22/2021	(8)	—	—	—	—	—	—	1,440,701	29,736,069
	10/1/2021	07/15/2021	(6)(7)	—	—	—	—	7,004,277	144,568,277	—	—
James D. Fay	10/5/2017	09/11/2017	(2)	1,473,881	—	0.35	10/05/2027	—	—	—	—
	10/14/2020	10/14/2020	(2)(9)	125,213	364,728	1.14	10/14/2030	—	—	—	—
	07/22/2021	07/22/2021	(8)	—	—	—	—	—	—	238,779	4,928,399
	10/1/2021	07/15/2021	(6)(7)	—	—	—	—	3,263,470	67,358,021	—	—
Jay Remley	10/23/2019	07/8/2019	(2)(6)	1,230,677	806,306	0.66	10/22/2029	—	—	—	—
	07/22/2021	07/22/2021	(8)	—	—	—	—	—	—	225,763	4,659,748
	10/1/2021	07/15/2021	(6)(7)	—	—	—	—	1,958,083	40,414,833	—	—
Japjit Tulsi	02/6/2020	01/21/2020	(2)(6)	1,381,675	1,501,821	0.66	2/06/2030	—	—	—	—
	07/22/2021	07/22/2021	(8)	—	—	—	—	—	—	319,584	6,596,214
	10/1/2021	07/15/2021	(6)(7)	—	—	—	—	1,631,735	33,679,010	—	—
(1) Amount determined by multiplying the number of RSUs or earn-out shares that have not vested or been earned, respectively, by $20.64, the closing price of our Class A common stock on December 31, 2021.
(2) Represents an option vesting with respect to 25% of the shares subject to the option on the first anniversary of the vesting start date, and with respect to 1/48th of the shares subject to the option monthly thereafter, subject to the applicable executive’s continued service through the applicable vesting date.
(3) Represents an option that may be exercised as to all of the shares subject thereto before vesting, with any shares purchased subject to the Company’s right of repurchase at the original exercise price upon a termination of service, which repurchase right lapses in accordance with the option vesting schedule (described in Note (2) above).
(4) This option vested in full upon the closing of the Merger.
(5) (i) If the Company undergoes a change in control and the executive’s employment is terminated without “cause” (as defined in the executive’s offer letter) in connection with or following the change in control, the option shall vest in full, and (ii) if the Company undergoes a change in control and executive resigns his employment for “good reason” (as defined in the executive’s offer letter) in connection with or following the change in control, or the executive’s employment is terminated without “cause” other than in connection with or following a change in control, the option shall vest as to the number of shares that would have vested over the 12 months following the executive’s date of termination. Additionally, if the Company undergoes a change in control and the successor entity does not assume or substitute the option, the executive remains in continued employment with us through the closing of the change in control, and the executive’s employment with the successor entity does not continue following the change in control (other than due to the executive’s resignation without “good reason”), then the option shall vest immediately prior to the change in control to the same extent such option would have vested upon the executive’s termination of employment.
(6) If the Company undergoes a change in control and the executive’s employment is terminated by us or a successor entity without “cause” (as defined in the applicable award agreement) or the executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions, in either case, within 12 months following such change in control, then the award shall vest as to the number of shares that would have vested over the 12 months following the executive’s date of termination.
(7) Represents an RSU award vesting with respect to 1/16th of the total RSUs subject thereto on each quarterly anniversary of the vesting start date, subject to the applicable executive’s continued service through the applicable vesting date.

(8) Represents earn-out shares that were issuable in respect of Legacy Matterport equity awards pursuant to the Merger Agreement during the period beginning on the 180th day following the closing of the Merger and ending on the fifth anniversary of such date, if the common share price exceeded $13.00, $15.50, $18.00, $20.50, $23,00 and $25.50, subject to continued service through the triggering event. Pursuant to the Merger Agreement, “common share price” means the share price equal to the volume weighted average price of our common stock for a period of at least 10 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination. The earn-out shares were subject to early release if a change of control of the Company occurred that resulted in the holders of the Company common stock receiving a per share price equal to or in excess of the price targets above. In January 2022, all triggering events occurred, and all earn-out shares (less applicable withholding taxes) were issued on February 1, 2022 to all eligible recipients.
(9) If the Company undergoes a change in control and the executive’s employment is terminated by us or a successor entity without “cause” or the executive resigns due to certain material adverse changes to the executive’s position, work location, base compensation or working conditions at any time following such change in control, then the option shall fully vest.
Executive Compensation Arrangements
Offer of Employment Letters
During 2021, we were party to employment offer letters with Messrs. Pittman, Fay, Remley and Tulsi, the material terms of which are summarized below.
Mr. Pittman’s Offer Letter
We entered into an employment offer letter with Mr. Pittman in November 2018, pursuant to which Mr. Pittman serves as our Chief Executive Officer. Mr. Pittman’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity and terms of his initial stock option grants.
Under his offer letter, if Mr. Pittman’s employment with us is terminated without “cause” (as defined therein), then he will be eligible for the following severance benefits: (i) continued payment of his then-current base salary for 12 months, (ii) reimbursements for the cost of COBRA premiums for up to 12 months, and (iii) accelerated vesting as to the number of shares underlying each outstanding equity award that would have vested over the 12 months following the date of termination. Mr. Pittman will also be eligible for the foregoing accelerated vesting upon a termination of his employment due to his death or disability. The foregoing severance benefits are subject to Mr. Pittman (or his estate) executing and not revoking a general release of claims in favor of us and returning all Company property to us upon his termination.
Additionally, if the Company undergoes a change in control and the successor entity does not assume or substitute Mr. Pittman’s outstanding equity awards, he remains in continued employment with us through the closing of the change in control, and Mr. Pittman’s employment with the successor entity does not continue following the change in control (other than due to his resignation without “good reason” (as defined in the offer letter)), then equity awards shall vest immediately prior to the change in control to the same extent such awards would have vested upon Mr. Pittman’s termination of employment.
Mr. Fay’s Offer Letter
We entered into an employment offer letter with Mr. Fay in July 2017, pursuant to which Mr. Fay serves as our Chief Financial Officer. Mr. Fay’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant, and eligibility to participate in our employee benefit plans.
Under his offer letter, if Mr. Fay’s employment with us is terminated without “cause” (as defined in the option agreement evidencing the stock option granted to him on October 5, 2017) or he resigns due to certain material adverse changes to his position, work location, base compensation or working conditions (an “Involuntary Termination”) within 24 months following a change in control of the Company, then he will be eligible for the following severance benefits: (i) an amount equal to three months of his base salary, and (ii) an amount equal to his target annual bonus for the year of termination, prorated based on the period during which Mr. Fay was employed during such year (plus an additional three months). Additionally, if Mr. Fay experiences an Involuntary Termination at any time following a change in control of the Company, all of his then-outstanding Company stock options will fully vest.
Alternatively, if Mr. Fay experiences an Involuntary Termination before or more than 24 months after a change in control of the Company, he will be eligible to receive three months of his continued base salary, subject to his execution of a release of claims in favor of us.

Mr. Remley’s Offer Letter
We entered into an employment offer letter with Mr. Remley in July 2019, pursuant to which Mr. Remley serves as our Chief Revenue Officer. Mr. Remley’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant, and eligibility to participate in our employee benefit plans.
Mr. Tulsi’s Offer Letter
We entered into an employment offer letter with Mr. Tulsi in January 2020, pursuant to which Mr. Tulsi serves as our Chief Technology Officer. Mr. Tulsi’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant, and eligibility to participate in our employee benefit plans. Mr. Tulsi’s offer letter also provides for the payment of a sign-on bonus of $100,000, with 50% of such bonus paid in July 2020 and the remaining 50% paid in January 2021.
Director Compensation
Before the Merger, we did not maintain a formal non-employee director compensation program; however, we previously granted stock options to non-employee directors from time to time. Additionally, we reimbursed our non-employee directors for their reasonable expenses incurred in attending meetings of our Board and its committees. None of our non-employee directors received any cash, equity, or other compensation for their services in 2021. As of December 31, 2021, Mike Gustafson held an option covering 475,645 shares of our Class A common stock, and none of our other non-employee directors held Company equity awards as of December 31, 2021.
Mr. Pittman receives no additional compensation for his service as a director, and the compensation provided to him during 2021 as an employee is set forth in the Summary Compensation Table above.
In February 2022, our Board adopted a non-employee director compensation program (the “Director Compensation Program”), which provided our non-employee directors with fixed annual cash retainer fees as well as equity incentive awards for their service on the Board, as summarized below.
Under the Director Compensation Program, commencing January 1, 2022, each non-employee director receives an annual cash retainer of $30,000. The members of the following committees receive additional annual cash retainers in the amounts set forth below, depending on whether the member serves as chairperson of the committee:

	Chair	Non-Chair
Audit Committee	$20,000	$10,000
Compensation Committee	$14,000	$7,000
Nominating and Corporate Governance Committee	$8,000	$4,000
All cash retainers are paid quarterly in arrears within 30 days following the end of the applicable quarter (and prorated for partial service during a quarter).
Upon a non-employee director’s initial appointment or election to our Board, the director will automatically be granted an award of a number of RSUs calculated by dividing (a) $350,000 by (b) the average closing trading price of our Class A common stock over the 30 consecutive trading days ending with the trading day immediately preceding the grant date (an “Initial Award”). Each Initial Award will vest as to one-third of the total RSUs on each anniversary of the grant date, subject to continued service on the Board through each applicable vesting date.
Additionally, on the date of each annual stockholders meeting, each non-employee director who serves immediately before and will continue to serve immediately after the meeting will be automatically granted an award of a number of RSUs calculated by dividing (a) $175,000 by (b) the average closing trading price of our Class A common stock over the 30 consecutive trading days ending with the trading day immediately preceding the grant date (the “Annual Award”). Each Annual Award will vest on the earlier of (i) the first anniversary of the grant date, or (ii) immediately before our next annual stockholders meeting following the grant date, subject to continued service on the Board through the applicable vesting date.

If we undergo a change in control, each Initial Award and Annual Award then-held by a non-employee director will vest in full immediately before such change in control if the non-employee director will not continue on the board of directors of the successor company following such change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our voting shares by:
•each person, or group of affiliated persons, who is known to us to be the beneficial owner of more than 5% of our voting shares;
•each of our named executive officers and directors; and
•all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of March 31, 2022.
Percentage ownership of our voting securities is based on 281,253,213 shares of our common stock issued and outstanding as of March 31, 2022.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

Name and Address of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	% of Outstanding Common Stock
Directors and Named Executive Officers
R.J. Pittman(1)(2)	14,134,778	5.0%
James D. Fay(1)(3)	1,481,054	*
Jay Remley (1)(4)	1,664,578	*
Japjit Tulsi(1)(5)	1,856,597	*
Mike Gustafson(1)(6)	619,280	*
Peter Presunka(1)	—	*
Peter Hébert(7)	26,277,379	9.3%
Jason Krikorian(8)	22,062,456	7.8%
All Directors and Executive Officers of the Company as a Group (8 individuals)	68,096,122	24.2%
Five Percent Holders
Entities affiliated with Lux Capital Management(7)	26,277,379	9.3%
DCM VI, L.P.(8)	22,062,456	7.8%
___________________
*Less than one percent.
(1)The principal business address is c/o Matterport, Inc., 352 East Java Drive, Sunnyvale, California 94089.
(2)Consists of (a) 1,249,426 shares of Common Stock and (b) 12,885,352 options exercisable for shares of Common Stock
(3)Consists of (a) 602,906 shares of Common Stock and (b) 878,148 options exercisable for shares of Common Stock.
(4)Consists of (a) 306,590 shares of Common Stock and (b) 1,357,988 options exercisable for shares of Common Stock.
(5)Consists of (a) 294,704 shares of Common Stock and (b) 1,561,893 options exercisable for shares of Common Stock.
(6)Consists of (a) 143,635 shares of Common Stock and (b) 475,645 options exercisable for shares of Common Stock.
(7)Based on a Schedule 13D/A filed on March 17, 2022. Consists of (a) 229,793 shares of Common Stock held by Peter Hébert (b) 15,174,620 shares of Common Stock held by Lux Ventures III, L.P., (c) 5,806,341 shares of Common Stock held by Lux Co-Invest Opportunities, L.P., (d) 719,947 shares of Common Stock held by Lux Ventures Cayman III, L.P., (e) 7,466 shares of Common Stock held by Lux Ventures III Special Founders Fund, L.P. and (f) 4,331,746 shares of Common Stock held by Lux Total Opportunities, L.P. Lux Venture Partners III, LLC is the general partner of each of Lux Ventures III L.P. and Lux Ventures III Special Founders Fund, L.P. and exercises voting and dispositive power over the shares noted herein held thereby. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Co-Invest Opportunities, L.P. Lux Ventures Cayman III General Partner Limited is the general partner of Lux Ventures Cayman III, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures Cayman III, L.P. Lux Total Opportunities Partners, LLC is the general partner of Lux Total Opportunities, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Total Opportunities, L.P. Peter Hébert and Josh Wolfe are the individual managing members of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC, Lux Ventures Cayman III General Partner Limited and Lux Total Opportunities Partners, LLC. The individual managers, as the sole managers of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC, Lux Ventures Cayman III General

Partner Limited and Lux Total Opportunities Partners, LLC, may be deemed to share voting and dispositive power for the shares noted herein held by Lux Ventures III, L.P., Lux Co-Invest Opportunities, L.P., Lux Ventures Cayman III, L.P., Lux Ventures III Special Founders Fund, L.P. and Lux Total Opportunities, L.P. Each of Lux Venture Partners III, LLC, Lux Co-Invest Partners, LLC, Lux Ventures Cayman III General Partner Limited, and Lux Total Opportunities Partners, LLC and the individual managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.
(8)Based on the Form 4 filed by Jason Krikorian on February 4, 2022. Consists of shares of Common Stock held by DCM VI, L.P. Jason Krikorian is a general partner at DCM, which is an affiliate of DCM VI, L.P. Mr. Krikorian disclaims beneficial ownership of all shares held by DCM VI, L.P. except to the extent of his pecuniary interest therein. The address of DCM VI, L.P. and Mr. Krikorian is 2420 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors, our principal accounting officer and persons who beneficially own more than 10% of our comment stock to file with the SEC reports of their ownership and changes in their ownership of our common stock. To our knowledge, based solely on review of the copies of such reports and amendments to such reports with respect to the year ended December 31, 2021 filed with the SEC and on written representations by our directors and executive officers, principal accounting officer and beneficial owners of greater than 10% of our common stock were filed on a timely basis during the year ended December 31, 2021 or prior fiscal years other than the following: (i) two Forms 4 filed by Mr. Pittman reporting a total of three transactions not reported on a timely basis; (ii) one Form 4 filed by Mr. Kucharski reporting one transaction not reported on a timely basis; (iii) one Form 4 filed by Mr. Presunka reporting one transaction not reported on a timely basis; (iv) three Forms 4 filed by Mr. Fay reporting three transactions not reported on a timely basis; (v) one Form 4 filed by Mr. Tulsi reporting two transactions not reported on a timely basis; (vi) two Forms 4 filed by Mr. Remley reporting three transactions not reported on a timely basis; (vii) two Forms 4 filed by Mr. Hébert reporting two transactions not reported on a timely basis; (viii) one Form 4 filed by Mr. Gustafson reporting two transactions not reported on a timely basis and (ix) one Form 4 filed by Mr. Krikorian reporting two transactions not filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Approval of Related Person Transactions
The Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). We have a written related party transactions policy that is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq. The policy provides that officers, directors, holders of more than 5% of any class of the Company’s voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, will not be permitted to enter into a related-party transaction with the Company without the prior consent of the audit committee, or other independent members of the board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the Audit Committee for review, consideration, and approval. In approving or rejecting the proposed transactions, the Audit Committee will take into account all of the relevant facts and circumstances available.
Any proposed transaction that has been identified as a related party transaction may be consummated or materially amended only following approval by the Audit Committee in accordance with the provisions of our policy. No director may participate in approval of a related person transaction for which he or she is a related person. In the event that it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Audit Committee members, then the related person transaction shall be approved by another independent body of our Board. Any related person transaction, if not a related person transaction when originally consummated, or if not initially identified as a related person transaction prior to consummation, shall be submitted to the Audit Committee for review and ratification as soon as reasonably practicable. The Audit Committee shall consider whether to ratify and continue, amend and ratify, or terminate and rescind such related person transaction.
Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
Relationships and Transactions with Directors, Executive Officers and Significant Stockholders
Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this proxy statement, the following is a description of each transaction since January 1, 2019 and each currently proposed transaction in which:
•we, Gores Holdings VI, Inc. (“GHVI”) or Legacy Matterport have been or are to be a participant;
•the amounts involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Amended and Restated Registration Rights Agreement
In connection with the closing of the Merger, the Company, Gores Holdings VI Sponsor, LLC (our “Sponsor”), certain directors of GHVI (together with the Sponsor, the “Gores Holders”), and the stockholders of Legacy Matterport party thereto (the “Matterport Holders” and together with the Gores Holders, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement, dated as of July 22, 2021 (the “Amended and Restated Registration Rights Agreement”).
Under the Amended and Restated Registration Rights Agreement, the Company is obligated to file a registration statement with the SEC to register the resale of (a) any (i) outstanding shares of common stock or any private placement warrants (“Private Placement Warrants”), (ii) shares of common stock issued or issuable upon the conversion of the Founder Shares (as defined below) and upon exercise of the Private Placement Warrants, and (iii) shares of common stock issued as Earn-out Shares or issuable upon the conversion of any Earn-out Shares, in each case, held by the Matterport Holders, and (b) any other equity security of the Company issued or issuable with respect to any such share of common stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or closing of the Merger or otherwise, in each case held by such Registration Rights Holder.

The Company agreed to, within 30 days after the closing of the Merger, file with the SEC a shelf registration statement registering the resale of the common stock held by the Registration Rights Holders and use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. In addition, pursuant to the terms of the Amended and Restated Registration Rights Agreement and subject to certain requirements and customary conditions, the Gores Holders are entitled to three demand registrations and the Matterport Holders are entitled to six demand registrations; provided, however, the Company is not obligated to participate in more than four demand registrations in any twelve-month period. Further, the Company is not obligated to participate in an underwritten offering if the aggregate gross proceeds from such offering are expected to be $25 million or less. The Amended and Restated Registration Rights Agreement also provides “piggy-back” registration rights to such stockholders and their permitted transferees, subject to certain requirements and customary conditions.
Indemnification Agreements
Our Second Amended and Restated Certificate of Incorporation contains provisions limiting the liability of executive officers and directors, and our Amended and Restated Bylaws provide that the Company will indemnify each of its executive officers and directors to the fullest extent permitted under Delaware law. The Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws also provide the board with discretion to indemnify certain key employees when determined appropriate by the board.
We have entered into indemnification agreements with all of our directors and executive officers and certain other key employees. The indemnification agreements provide that the Company will indemnify each of its directors, executive officers, and other key employees against any and all expenses incurred by such director, executive officer, or other key employee because of his or her status as one of the Company’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Second Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Company will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.
Pre-Merger Relationships and Related Party Transactions of GHVI
Founder Shares
On July 24, 2020, the Sponsor purchased 17,250,000 shares of GHVI’s Class F common stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.001 per share. Subsequently, the Sponsor transferred 25,000 Founder Shares to each of GHVI’s three independent directors at their original purchase price. On October 1, 2020, the Sponsor surrendered 8,625,000 Founder Shares to GHVI for no consideration, on October 23, 2020, GHVI effected a stock dividend with respect to the Founder Shares of 6,468,750 shares thereof and on November 13, 2020 the Sponsor surrendered 6,468,750 Founder Shares to GHVI for no consideration, resulting in an aggregate of 8,625,000 outstanding Founder Shares. As a result of such surrenders and stock dividend, the per-share purchase price increased to approximately $0.003 per share.
In connection with the closing of the Merger, the Founder Shares automatically converted into shares of Class A common stock on a one-for-one basis and continue to be subject to the transfer restrictions applicable to the Founder Shares. The Gores Holders have agreed not to transfer, assign or sell any Founder Shares until 180 days after the closing of the Merger.

Private Placement Warrants
On December 15, 2020, the Sponsor purchased 4,450,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant, or $8,900,000 in the aggregate. Each Private Placement Warrant entitles the holder to purchase one share of common stock at $11.50 per share. The Private Placement Warrants may not be redeemed by us so long as they are held by the Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than the Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants sold in the GHVI IPO. The Sponsor and its permitted transferees have the option to exercise the Private Placement Warrants on a physical (cash) or net share (cashless) basis. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Administrative Services Agreement
On December 10, 2020, GHVI entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. This agreement terminated upon the closing of the Merger.
Pre-Merger Relationships and Related Party Transactions of Legacy Matterport
Legacy Matterport Series D Preferred Stock Financing
From February 2019 to June 2020, Legacy Matterport issued and sold shares of its Series D Preferred Stock to investors, including (i) Lux Co-Invest Opportunities, L.P., an affiliate of Peter Hébert, a member of the Legacy Matterport board of directors, (ii) DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Legacy Matterport board of directors, and (iii) QUALCOMM Ventures LLC, an affiliate of Carlos Kokron, a member of the Legacy Matterport board or directors, for an aggregate purchase price of approximately $85.4 million. In connection with the closing of the Merger, each share of Legacy Matterport’s Series D Preferred Stock was exchanged for Per Share Company Stock Consideration and the right to receive its Earn-out pro rata share of any Earn-out Shares issued.
The following table summarizes purchases of shares of Legacy Matterport’s Series D Preferred Stock by Lux Co-Invest Opportunities, L.P., DCM VI, L.P. and QUALCOMM Ventures LLC.

Name	Shares of Series D Preferred Stock (1)	Total Purchase Price
Lux Co-Invest Opportunities, L.P.(2)	5,498,666	$11,096,833
DCM VI, L.P.(3)	2,071,973	$4,181,439
QUALCOMM Ventures LLC(4)	1,734,888	$3,501,170
(1) The shares of Series D Preferred Stock prior to the Merger have been retroactively restated to reflect the exchange ratio of approximately 4.1193 established in the Merger.
(2) Lux Co-Invest Opportunities, L.P. is an affiliate of Peter Hébert, a member of Legacy Matterport’s board of directors.
(3) DCM VI, L.P. is an affiliate of Jason Krikorian, a member of Legacy Matterport’s board of directors.
(4) QUALCOMM Ventures LLC is an affiliate of Carlos Kokron, a member of Legacy Matterport’s board of directors.
2020 Convertible Promissory Notes
From January 2020 to March 2020, Legacy Matterport issued convertible promissory notes in an aggregate principal amount of $8.5 million (the “2020 Notes”) to investors, including (i) $400,000 aggregate principal amount to DCM VI, L.P., an affiliate of Jason Krikorian, a member of the Legacy Matterport board of directors, (ii) $2.0 million aggregate principal amount to Lux Co-Invest Opportunities, L.P., an affiliate of Peter Hébert, a member of the Legacy Matterport board of directors, and (iii) $1,000,000 aggregate principal amount to QUALCOMM Ventures LLC, an affiliate of Carlos Kokron, a member of the Legacy Matterport board of directors. The 2020 Notes accrued interest at a rate of 5% per annum. All of the 2020 Notes were converted to Legacy Matterport’s Series D Preferred Stock in April 2020 in connection with Legacy Matterport’s Series D Preferred Stock financing. In connection with the closing of the Merger, each share of Legacy Matterport’s Series D Preferred Stock was exchanged for Per Share Company Stock Consideration and the right to receive its Earn-out pro rata share of any Earn-out Shares issued.

The following table summarizes the number of shares of Series D Preferred Stock that were issued to each of DCM VI, L.P., Lux Co-Invest Opportunities, L.P. and QUALCOMM Ventures LLC upon the conversion of the 2020 Notes.

Name	Shares of Series D Preferred Stock issued upon conversion of the 2020 Notes(1)
Lux Co-Invest Opportunities, L.P.(2)	1,116,078
DCM VI, L.P.(3)	558,039
QUALCOMM Ventures LLC(4)	223,216
(1) The shares of Series D Preferred Stock prior to the Merger have been retroactively restated to reflect the exchange ratio of approximately 4.1193 established in the Merger.
(2) Lux Co-Invest Opportunities, L.P. is an affiliate of Peter Hébert, a member of Matterport’s board of directors.
(3) QUALCOMM Ventures LLC is an affiliate of Carlos Kokron, a member of Matterport’s board of directors.
(4) DCM VI, L.P. is an affiliate of Jason Krikorian, a member of Matterport’s board of directors.
Investors’ Rights Agreement
In February 2019, Legacy Matterport entered into an Amended and Restated Investors’ Rights Agreement with certain holders of Legacy Matterport’s capital stock including certain directors and 5% holders of Legacy Matterport’s capital stock. This agreement terminated upon the closing of the Merger.
Right of First Refusal and Co-Sale Agreement
In February 2019, Legacy Matterport entered into an Amended and Restated Right of First Refusal and Co-Sale Agreement with certain holders of Legacy Matterport’s capital stock including certain directors and 5% holders of Legacy Matterport’s capital stock. This agreement terminated upon the closing of the Merger.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has selected the firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although stockholder ratification of the selection of PwC is not required by law, our Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of PwC. PwC was selected as our independent registered accounting firm in July 2021, upon the dismissal of KPMG LLP (“KPMG”). Representatives of PwC are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders. Even if the selection of PwC is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company. As previously disclosed in the Form 8-K filed with the SEC on July 28, 2021 (the “Form 8-K”), on July 28, 2021, the Audit Committee of the Board approved the dismissal of KPMG as the Company’s independent auditor and the selection of PwC as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. PwC served as the independent registered public accounting firm of Legacy Matterport prior to the Merger. Accordingly, KPMG, the Company’s independent registered public accounting firm prior to the Merger, was dismissed as the Company’s independent registered public accounting firm following the completion of KPMG’s review of the financial statements of the pre-Merger special purpose acquisition company as of and for the periods ended June 30, 2021, under the assumption that KPMG is able to perform such review, which is contingent upon KPMG completing its independence review of the newly merged company.
The audit report of KPMG on the Company’s financial statements as of December 31, 2020, and for the period from June 29, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainties, audit scope or accounting principles, except as follows: KPMG’s report on the financial statements of the Company as of December 31, 2020, and for the period from June 29, 2020 (inception) through December 31, 2020, contained a separate paragraph stating that “As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.”
During the period from June 29, 2020 (inception) through December 31, 2020, and the subsequent interim period through July 22, 2021, there were no (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make a reference in connection with their opinion to the subject matter of the disagreement or (2) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that KPMG advised Gores Holdings VI, Inc. of the following material weakness: internal control over financial reporting did not result in sufficient risk assessment of the underlying accounting for certain financial instruments.
During the period from June 29, 2020 (inception) through December 31, 2020, and through July 22, 2021, neither the Company nor anyone on the Company’s behalf consulted with PwC regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by PwC that PwC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.
We provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish a letter addressed to the SEC stating whether it agrees with the statement made by Matterport set forth above. A copy of KPMG’s letter, dated July 28, 2021, was filed as Exhibit 16.1 to the Form 8-K.

Board Recommendation

The Board recommends a vote “FOR” the ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Principal Accountant Fees and Services
The following tables present the aggregate fees billed by PricewaterhouseCoopers LLP and KPMG LLP to us (including Legacy Matterport, in the case of PricewaterhouseCoopers LLP) for the years ended December 31, 2021 and 2020.

Fee Category (in thousands)	2021(2)	2021(3)	2020
Audit Fees(1)	3,080	1,063	206
Audit-Related Fees	—	—	—
Tax Fees	—	—	—
All Other Fees(4)	3	—	—
Total Fees	3,083	1,063	206
(1)Audit fees include fees for services performed to comply with the standards established by the Public Company Accounting Oversight Board, including the audit of our consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal independent auditor reasonably can provide, such as consent and assistance with and review of our SEC filings.
(2)Includes fees billed for professional services rendered in connection with the audit of our year-end consolidated financial statements, including, audited financial statements presented in our Registration Statement on Form S-1 and Form S-4 in connection with our Merger transaction, quarterly reviews and services that are provided by PricewaterhouseCoopers LLP in connection with regulatory filings. The amounts also include interim procedures and audit fees, as well as attendance at audit committee meetings. Included in the 2021 Audit Fees are fees billed in connection with our Merger.
(3)Represent fees billed for services for the period from January 1, 2021 through July 22, 2021 prior to the Merger. Audit Fees for professional services rendered by KPMG LLP includes reviewing the Company’s two quarterly reports on Form 10-Q and Form S-4 in connection with our Merger filed with the SEC.
(4)“All Other Fees” consists of fees related to subscriptions to an accounting regulatory database.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre‑approve all audit and permissible non‑audit services provided by our independent registered public accounting firm, the scope of services provided by our independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit‑related services, tax services and other services. Pre‑approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre‑approval, and the fees for the services performed to date.
Prior to the Merger, all of the services listed in the table above provided by KPMG LLP were approved by Gores in accordance with its policies then in effect. Following the Merger, all of the services listed in the table above provided by PricewaterhouseCoopers LLP were approved by the Board.

Report of the Audit Committee
The Audit Committee has reviewed the audited consolidated financial statements of Matterport, Inc. (the “Company”) for the fiscal year ended December 31, 2021 and has discussed these financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee has also received from, and discussed with, the Company’s independent registered public accounting firm various communications that such independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Company’s independent registered public accounting firm also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between the independent registered public accounting firm and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from the Company.
Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Peter Hébert
Jason Krikorian
Mike Gustafson
The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

ADDITIONAL INFORMATION
Stockholder Proposals and Director Nominations

Requirements for stockholder proposals to be brought before an annual meeting.

Our Bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Corporate Secretary at Matterport, Inc., 352 East Java Drive, Sunnyvale, California 94089. To be timely for the 2023 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between March 8, 2023 and April 7, 2023; provided, that if the date of that annual meeting of stockholders is more than 30 days prior to or more than 60 days after the anniversary of the immediately preceding year’s annual meeting, we must receive the required notice no earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later than the 90th day prior to such meeting date, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Corporate Secretary must also set forth the information required by our Bylaws, which are filed as an exhibit to our Annual Report on Form 10-K (as the same may be amended from time to time).

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act, and intended to be presented at the 2023 Annual Meeting of Stockholders must be received by us not later than January 24, 2023 in order to be considered for inclusion in our proxy materials for that meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 7, 2023.

We suggest that proponents submit their Rule 14a-8 proposals by certified mail, return receipt requested, addressed to our Corporate Secretary, Judi Otteson.
Householding of Annual Meeting Materials
The SEC’s rules permit companies and intermediaries (e.g. brokers) to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings for companies. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact our Corporate Secretary.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact our Corporate Secretary.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board, whose notice of meeting is attached to this proxy statement, and the entire cost of such solicitation will be borne by us.
In addition to the use of the mails, proxies may be solicited by telephone and email by directors, officers and other employees of Matterport who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.
We have also engaged Laurel Hill Advisory Group to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed

$14,000 in the aggregate. You may contact Laurel Hill Advisory Group by mail at 2 Robbins, Suite 201, Jericho, NY 11753, by phone toll-free at 888-742-1305, or by email at processing@laurelhill.com.
Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.
WE WILL FURNISH, WITHOUT CHARGE, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF OUR STOCKHOLDERS OF RECORD AS OF MAY 10, 2022, AND TO EACH BENEFICIAL STOCKHOLDER AS OF THAT DATE UPON WRITTEN REQUEST MADE TO JUDI OTTESON, CORPORATE SECRETARY, MATTERPORT, INC., 352 EAST JAVA DRIVE, SUNNYVALE, CALIFORNIA 94089. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
Other Matters
Our Board is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is intended that holders of the proxies will vote thereon in their discretion.
By Order of the Board of Directors,
R.J. Pittman
Chief Executive Officer and Chairman of the Board
Sunnyvale, California
May 26, 2022
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2021 is available without charge upon written request to: Corporate Secretary, Matterport Inc., 352 East Java Drive, Sunnyvale, California 94089.

0 ------------------ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 MATTERPORT, INC. Proxy for Annual Meeting of Stockholders on July 6, 2022 Solicited on Behalf of the Board of Directors The undersigned hereby appoints R.J. Pittman and Judi Otteson, and each of them, with full power of substitution and power to act alone, as proxies and attorneys-in-fact to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Matterport, Inc., to be held via live webcast July 6, 2022 at 9:00 AM Pacific Time at https://web.lumiagm.com/216187135 (password: matterport2022), on the matters set forth on the reverse side, and in their discretion, upon such other matters that may properly come before the Annual Meeting, and any adjournment or postponement thereof. In light of the continued COVID-19 pandemic and to facilitate stockholder participation, the Annual Meeting will only be held in a virtual meeting format, via live webcast. You can attend the virtual Annual Meeting, vote your shares electronically and submit your questions online during the meeting, by visiting https://web.lumiagm.com/216187135. (Continued and to be signed on the reverse side) 1.1

ANNUAL MEETING OF STOCKHOLDERS OF MATTERPORT, INC. July 6, 2022 at 9:00 AM PDT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, annual report, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/24471 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20230000000000001000 9 070622 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. 1. Election of Directors: O Peter Hébert O R.J. Pittman 2. Ratification of the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy card will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.